UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2019

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-36046	41-1301878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13631 Progress Boulevard, Suite 400, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

(386) 462-6800

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.01 par value	AXGN	Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2019, the board of directors (the “Board”) of Axogen, Inc. (the “Company”) increased the size of the Board to nine (9) directors and elected Quentin S. Blackford and Alan M. Levine to fill the open and newly-created directorship, effective May 15, 2019.   Mr. Blackford will serve on the Audit Committee.  Mr. Levine will serve on the Audit Committee and the Governance and Nominating Committee.  Messrs. Blackford and Levine will each receive a quarterly cash retainer of $10,000 and a  quarterly cash retainer of $2,500 for their service on the Audit Committee.  Mr. Levine will also receive a quarterly cash retainer of $1,250 for his service on the Governance and Nominating Committee.

Messrs. Blackford and Levine will receive a non-qualified stock option grant to purchase shares of the Company’s common stock with an equity value of $275,000 based upon, and at an exercise price, equal to the fair market value of our shares of common stock on May 15, 2019, which will vest in three equal annual installments with the first vesting date occurring on May 15, 2020.   Each calendar year the day after election or re-lection at the annual meeting of shareholders, Messrs. Blackford and Levine will receive an annual stock option grant to purchase shares of common stock with an equity value of $120,000 based upon, and at an exercise price, equal to the fair market value of our shares of common stock on the date of grant and will vest one year from the anniversary of the date of the grant. Such stock options are for a term of ten years.

Neither Mr. Blackford nor Mr. Levine are (a) a party to any arrangement or understanding with any person pursuant to which he was elected a Company director or (b) a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

On May 2, 2019, the Company issued a press release regarding Messrs. Blackford and Levine’s appointment to the Board. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(b) On April 26, 2019, Jamie Grooms, a member of the Board of the Company, advised the Company that he would not stand for re-election to the Board at the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”).     He will continue to serve on the Board until after the 2019 Annual Meeting.  Mr. Groom’s departure was not due to any disagreement with the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 26, 2019,  the Board voted to amend and restate the Company’s Amended and Restated Bylaws (as so amended and restated, the “Amended and Restated Bylaws”) to increase the number of directors to nine. The Amended and Restated Bylaws became effective immediately upon their adoption by the Board.

The foregoing summary of the Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, which is filed as Exhibit 3.2 to this current report on Form 8‑K and incorporated herein by reference.

Item 5.08  Shareholder Director Nominations

The Board of Directors of the Company has established August 14, 2019 as the date of the Company’s 2019 Annual Meeting. Accordingly, if a shareholder intends to nominate a candidate for election to the Board or to propose other business for consideration at the 2019 Annual Meeting to be included in the Company’s proxy statement relating to the 2019 Annual Meeting (including a proposal made pursuant to Rule 14a−8 promulgated under the Securities Exchange Act of 1934, as amended) such notice must be received by the Company at its principal executive offices no later than the close of business on May 13, 2019, which the Company has determined to be a reasonable time before it expects to begin to distribute its proxy materials prior to the 2019 Annual Meeting. Any such proposal must also meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy materials for the 2019 Annual Meeting.

Item 9.01. Financial Statements and Exhibits

1.	(d)Exhibits

Exhibit No.	Description
3.2	Amended and Restated Bylaws, dated April 26, 2019
99.1	Axogen Press Release, dated May 2, 2019

EXHIBIT INDEX

Exhibit No.	Description
3.2	Amended and Restated Bylaws, dated April 26, 2019
99.1	Axogen Press Release, dated May 2, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 2, 2019

AXOGEN, INC.

By:	/s/ Greg Freitag
Name:	Greg Freitag
Title:	General Counsel